Exhibit 99.1

Amplify Energy Provides Hedging Update

HOUSTON, September 1, 2023 -- Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) announced today that the Company has recently added to its commodity derivative positions in order to meet initial hedge requirements under its new senior secured reserve-based revolving credit facility (the “New Credit Facility”) which was announced on August 1, 2023.

Under the terms of the New Credit Facility, the Company was required to hedge projected Proved Developed Producing natural gas and crude oil production volumes (on an equivalent basis) totaling at least 75% for the first 24 consecutive calendar months, and at least 50% of the subsequent 12 months, following the closing date of the New Credit Facility on July 31, 2023.

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for July 2023 through December 2026, as of August 31, 2023:

	2023	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)		662,500	675,000	291,667
Weighted Average Fixed Price ($)		$3.72	$3.74	$3.72

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	1,248,000	627,083	500,000	291,667
Weighted Average Ceiling Price ($)	$5.55	$4.32	$4.10	$4.10
Weighted Average Floor Price ($)	$3.41	$3.43	$3.50	$3.50

Oil Swaps:
Average Monthly Volume (Bbls)	113,167	61,333	53,000	30,917
Weighted Average Fixed Price ($)	$67.25	$73.55	$70.68	$70.68

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	15,000	102,000	59,500
Weighted Average Ceiling Price ($)	$76.16	$80.20	$80.20
Weighted Average Floor Price ($)	$65.00	$70.00	$70.00

Three-way collars
Average Monthly Volume (Bbls)	50,000
Weighted Average Ceiling Price ($)	$74.54
Weighted Average Floor Price ($)	$58.00
Weighted Average Sub-Floor Price ($)	$43.00

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jim Frew – Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com